UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TCW FUNDS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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IMPORTANT NOTICE

December 3, 2012

Proxy Underway for TCW Funds: Shareholder Vote Requested

Mr. Thomas Nader

AST Fund Solutions

110 Wall Street, 5th Floor

New York, NY 10005

Dear Mr. Nader:

Thank you for your continued investment with the TCW Funds. I am following up on recent communications to request your support in an important proxy vote regarding the Funds.

Our records indicate that we have not yet received your vote in connection with the change of control described below. We would greatly appreciate your taking a few moments to vote your shares verbally by contacting us toll-free at (866) 416-0551 ext 7779, between 9:00 am and 10:00 pm EST Monday through Friday. Please be prepared to reference the number listed below at the time of the call.

We apologize for the inconvenience of this proxy solicitation, and appreciate your assistance in helping the TCW Funds reach the required majority vote.

By way of additional background, as we communicated in earlier correspondence, The TCW Group’s (TCW) majority owner, Societe Generale, has signed a definitive agreement to sell a majority interest in TCW to investment funds affiliated with The Carlyle Group L.P. (Carlyle Funds), in partnership with TCW management. As a result of the transaction, TCW management and employees will increase their equity ownership in TCW from 17% to up to approximately 40% on a fully diluted basis, with the Carlyle Funds and other investment funds managed by affiliates of the Carlyle Group L.P. owning the balance. The sale is subject to customary closing conditions and is currently expected to be completed in the first quarter of 2013.

These developments, we believe, are very positive for TCW and for the TCW Funds. TCW will maintain continuity in terms of management structure, with no anticipated changes to the current personnel, philosophies or processes guiding the management of the TCW Funds.

Again, we appreciate your ongoing sponsorship and your patience with this process. As we move forward into this next chapter, we will strive to reward our shareholders with outstanding performance and service.

Sincerely,

David Lippman

President & Chief Executive Officer

The TCW Group, Inc.